EXHIBIT 4.3

                                                                  EXECUTION COPY

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT is made as of March 7, 2002, by and between General Electric Capital Corporation, a Delaware corporation ("GECC" or the "Investor", as further defined in Section 1.1) and SAVVIS Communications Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. GECC and the Company are parties to that certain Master Lease Agreement No. 6857500, dated as of March 28, 2000, as amended (the "Master Lease Agreement").

         B. GECC and the Company have entered into an Amended and Restated Master Lease Agreement dated as of the date hereof (the "Amended Master Lease Agreement"), and in consideration for such amendment the Company has agreed to grant to GECC the warrants described in this Agreement (as defined below).

         C. GECC and the Company have agreed to enter into an Investor Rights Agreement dated as of the date hereof (the "Investor Rights Agreement").

         In consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

                         ARTICLE I. GENERAL DEFINITIONS

         SECTION 1.1 DEFINED TERMS. Capitalized terms, when used herein, shall have the following meanings:

         "Additional Shares of Common Stock" means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5.3(f)(ii)) by the Company other than: (a) Common Stock issued pursuant to a transaction described in Section 5.3(a) or 5.3(b), (b) shares of Common Stock issued or issuable upon conversion of the Company's Series A Convertible Redeemable Preferred Stock, (c) in addition to the shares of Common Stock described in (d) below, shares of Common Stock or options, warrants or similar rights to purchase shares of Common Stock, which shares are issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option, restricted stock, employee stock purchase or similar plan approved by the Board of Directors of the Company, (d) shares of Common Stock issued or issuable upon conversion of all securities convertible, exchangeable or exercisable for, or rights to purchase, shares of Common Stock validly issued and outstanding as of the Closing Date, and (e) shares of Common Stock issued or issuable upon exercise of the Warrants and the warrants issued to Nortel Networks, Inc. on the Closing Date (the "Nortel Warrant").

         "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting Capital Stock of such Person; or (c) five percent (5%) or more of the voting Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall an Investor or a Holder of a Warrant or Common Stock issued upon exercise of a Warrant be deemed for purposes of this Agreement to be an Affiliate of the Company.

         "Agreement" means this Warrant Agreement, including any and all exhibits and schedules hereto, as the same may be from time to time amended, modified or supplemented.

         "Amended Master Lease Agreement" has the meaning set forth in the Recitals.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

         "Capital Stock" means, as to any entity (whether a corporation, a partnership or another entity), corporate stock and any and all shares, partnership interests, limited partnership interests, limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated) of corporate stock or any of the foregoing issued by such entity.

         "Closing" means the issuance of the Warrants on the Closing Date. The Closing shall take place at the offices of Winston & Strawn, 200 Park Avenue, New York, NY 10166 or at such other place as may be mutually agreed upon by the Investor and the Company.

         "Closing Date" means the Closing Date as defined in the Amended Master Lease Agreement, upon and as of which the Series A Convertible Redeemable Preferred Stock is issued by the Company pursuant to the Securities Purchase Agreement, and all other conditions precedent to GECC's obligations under the Amended Master Lease Agreement have been satisfied.

         "Closing Market Price" means, on any trading day, the last sale price for shares of Common Stock on such day as reported in the Consolidated Last Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case the higher bid price quoted for such day as reported by The Wall Street Journal and the National Quotation Bureau pink sheets.

         "Common Stock" means the Company's common stock, par value $.01 per share, as such stock is constituted on the Closing Date, any stock into which such stock shall be changed, converted or exchanged and any stock resulting from reclassification of such stock.

         "Company" means SAVVIS Communications Corporation, a Delaware corporation.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exercise Price" has the meaning(s) set forth in the Warrant(s).

         "Expiration Date(s)" has the meaning(s) set forth in the Warrant(s).

         "Financial Statements" has the meaning specified in Section 2.9.

         "Fundamental Change" means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Company's Common Stock are converted into or exchanged for stock, other securities or assets.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable to the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "GECC" means General Electric Capital Corporation, a Delaware corporation.

         "Governmental Authority" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, Permit, certificate, license, authorization or other directive or requirement of any Governmental Authority.

         "Holder" means any Person (including, without limitation, the Investor) who acquires Warrants or Warrant Stock, including any transferees of Warrants or Warrant Stock; provided, however, that a holder of Warrant Stock purchased pursuant to an effective registration statement or pursuant to a sale conducted in accordance with Rule 144 of the Securities Act shall not be deemed a Holder.

         "Intellectual Property" means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

         "Investor" means GECC and its permitted successors and assigns.

         "Investor Rights Agreement" means that certain Investor Rights Agreement of even date herewith by and among the Company, Welsh, Carson, Anderson & Stowe VIII, L.P., Reuters Holdings Switzerland, SA., Nortel Networks, Inc., GECC and the other parties thereto.

         "Lien" means any lien, mortgage, interest, security interest, tax lien, financing statement, pledge, charge, hypothecation or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

         "Material Adverse Effect" means any material adverse effect on, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect on the assets, properties, business, operating results, financial condition or performance of the Company and its Subsidiaries, taken as a whole.

         "Nortel Warrant Agreement" means that certain Warrant Agreement of even date herewith by and between the Company and Nortel Networks, Inc.

         "Nortel Warrants" means the Warrants issued to Nortel by the Company pursuant to the Nortel Warrant Agreement.

         "Other Equity Documents" means the Company's Stock option plan(s), the certificate of incorporation of the Company, the bylaws of the Company and any other instrument or document of organization or governance of the Company.

         "Permit" means any permit, certificate, approval, order, license or other authorization.

         "Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

         "Property" means property or assets of all kinds, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the Closing Date.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents" has the meaning specified in Section 2.9.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Purchase Agreement" means that certain Securities Purchase Agreement of even date herewith by and among the Company, Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") and other entities and individuals affiliated with WCAS VIII, and all ancillary documents contemplated thereby, including among others the Investor Rights Agreement.

         "Series A Convertible Redeemable Preferred Stock" means those securities issued pursuant to the Securities Purchase Agreement.

         "Stockholder" means any Person who directly or indirectly owns any shares of Common Stock (including Warrant Stock).

         "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, at the time, directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries.

         "Volume-Weighted Market Value" means, at any date, the price per share of Common Stock which equals (i) the sum of the products, for each of the prior 20 trading days, of the Closing Market Price on such day, multiplied by the volume of shares traded on such day, (ii) divided by the total volume of shares traded the prior 20 trading days. If no Closing Market Price for shares of Common Stock can be determined, the Volume-Weighted Market Value shall be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company.

         "Warrant" and "Warrants" means (i) the Warrants issued to the Investor by the Company pursuant to this Agreement, substantially in the form of Exhibit A attached hereto, and which in the aggregate evidence the right the purchase shares of Common Stock which represents as of the Closing Date, three percent (3%) of the outstanding shares of Common Stock of the Company on a fully diluted and as converted basis (taking into account the issuance of the Series A Convertible Redeemable Preferred Stock, the Warrants and the Nortel Warrants, but not taking into account the issuance of Series A Convertible Redeemable Preferred Stock pursuant to Section 1.02(c) of the Securities Purchase Agreement, options for shares of Common Stock granted by the Company to its employees prior to the Closing Date and options for shares of Common Stock proposed to be granted by the Company on or after the Closing Date), and (ii) all Warrants issued upon transfer, division, combination of, or in substitution for, any thereof.

         "Warrant Stock" means all shares of Common Stock issuable from time to time upon exercise of a Warrant.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor that the following statements are true and correct as of the date hereof and, if indicated, as of the Closing Date:

         SECTION 2.1 EXISTENCE; QUALIFICATION. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of Delaware. The Company and each of its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in every jurisdiction where the failure to be so qualified would have a Material Adverse Effect and has all requisite corporate power and authority to transact its business as now conducted in all such jurisdictions.

         SECTION 2.2 NO BREACH. The execution, delivery and, as of the Closing Date, the performance by the Company of this Agreement and the Warrants, the completion by it of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, will not
(a) violate the certificate of incorporation or bylaws or any other instrument or document of organization or governance of the Company, (b) violate, or result in a breach of or default under, any other material instrument or material agreement to which the Company or any of its Subsidiaries is a party or is bound, (c) violate any judgment, order, injunction, decree or award against or binding upon the Company or it Subsidiaries, (d) result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries, or
(e) violate any law, rule or regulation relating to the Company or any of its Subsidiaries.

         SECTION 2.3 CORPORATE ACTION. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Investor Rights Agreement and the Warrants; the execution, delivery and performance by the Company of this Agreement, the Investor Rights Agreement and the Warrants, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary action (including all Stockholder action, if any) on the part of the Company; this Agreement, the Investor Rights Agreement and the Warrants have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity; upon effectiveness (the "Consent Effectiveness Date") of Stockholder Action (as defined in the certificate of designation relating to the Company's Series A Convertible Redeemable Preferred Stock), the Warrant Stock shall have been duly and validly authorized and reserved for issuance and shall, when paid for, issued and delivered in accordance with the Warrants, be duly and validly issued, fully paid and nonassessable and free and clear of any Liens; and none of the Warrant Stock issued pursuant to the terms hereof will be in violation of any preemptive rights of any Stockholder.

         SECTION 2.4 APPROVALS. Other than the filing with the Secretary of State of Delaware of the certificate of amendment to the Company's certificate of incorporation increasing the authorized number of shares of Common Stock to 600,000,000, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Company of this Agreement, the Investor Rights Agreement or the Warrants or for the validity or enforceability thereof as of the date hereof and as of the Closing Date. Any such action required to be taken as a condition to the execution and delivery of this Agreement, the Investor Rights Agreement, or the execution, issuance and delivery of the Warrants, has been duly taken by all such Governmental Authorities or other Persons, as the case may be.

         SECTION 2.5 CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, 94,733,074 shares of Common Stock and no shares of Preferred Stock are issued and outstanding (without taking into account the Series A Convertible Redeemable Preferred Stock to be issued pursuant to the Securities Purchase Agreement). All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) As of the date hereof, except for options granted pursuant to the Company's stock option plan to purchase an aggregate of 7,910,331 shares of Common Stock and except as set forth on Schedule 2.5(b), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement or the Securities Purchase Agreement or the Nortel Warrant Agreement) there is not any legally binding commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

         SECTION 2.6 PRIVATE OFFERING. Assuming the truth and accuracy of the Investor's representations and warranties contained in Section 5.2, the issuance and sale of the Warrants to the Holders hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

         SECTION 2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority seeking to enjoin the transactions contemplated by this Agreement or the Warrants.

         SECTION 2.8 BROKERS. The Company has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions in connection with the transactions expressly contemplated by this Agreement with respect to which the Investor or any other Holder would be liable.

         SECTION 2.9 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has filed in a timely manner all documents that the Company was required to file with the Commission under

Sections 13, 14(a) and 15(d) of the Exchange Act since its initial public offering. As of their respective filing dates, all documents filed by the Company with the Commission ("SEC Documents") complied with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, year-end adjustments and the absence of footnotes).

         SECTION 2.10 AMENDED MASTER LEASE AGREEMENT REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in any "Credit Document" (as such term is defined in the Amended Master Lease Agreement) or that are contained in any exhibit, certificate, document or financial or other statement of the Company furnished under or in connection with the Amended Master Lease Agreement are true and correct as of the date hereof as if made again on and as of the date hereof and as of the Closing Date (except if and to the extent that such representations and warranties are or were expressly made only as of another specific date).

                       ARTICLE III. AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees that, as long as the Investor holds the Warrants or Warrant Stock, it will perform and observe the following covenants:

         SECTION 3.1 INSPECTION RIGHTS. The Company and each of its Subsidiaries will permit representatives and agents of the Investor, during normal business hours and upon reasonable notice, to examine, copy and make extracts from its books and records, to visit and inspect its Properties and to discuss its business, operations and financial condition with its officers and independent certified public accountants, subject to any applicable securities laws.

         SECTION 3.2 FINANCIAL STATEMENTS, ETC. The Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act so long as the Company is registered under the Exchange Act. Upon request of any Investor, the Company will deliver to such Investor a written statement that it has complied with such requirements.

         SECTION 3.3 RESTRICTIONS ON PERFORMANCE. The Company shall not at any time enter into an agreement or other instrument limiting in any manner its ability to perform its obligations under this Agreement or the Warrants, or making such performance of the issuance of Common Stock upon exercise of any Warrant a default under any such agreement or instrument.

         SECTION 3.4 MODIFICATION OF OTHER EQUITY DOCUMENTS. The Company shall not amend or consent to any modification, supplement or waiver of any provision of any Other Equity Documents in any manner which would limit the Company's ability to perform its obligations with respect to the Warrants or Warrant Stock, in each case without the prior written consent of the Investor. Without limiting the generality of the foregoing, the Company shall not amend, or consent to any modification, supplement or waiver of any provision of any Other Equity Documents in a way which would (i) restrict the transferability of the Warrants or the Warrant Stock, (ii) restrict the transferability of the rights of the Investor in this Agreement to any transferee of all or a portion of the Investor's Warrants and/or Warrant Stock or (iii) require any consent or other approval of any Person to the exercise of the Warrants by the Investor or the issuance of Warrant Stock upon such exercise.

         SECTION 3.5 RESERVE FOR WARRANT STOCK. The Company shall, at all times from and after the Consent Effectiveness Date prior to the applicable Expiration Date, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of the Warrants and otherwise complying with terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Warrants from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time from and after the Consent Effectiveness Date the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company shall forthwith use commercially reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company shall use commercially reasonable efforts to obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants.

         SECTION 3.6 NOTICE OF EXPIRATION DATE. The Company shall give the Investors notice of the Expiration Date(s). Such notice may be given by the Company not less than 30 days but not more than 60 days prior to an Expiration Date; provided, however, that if the Company fails to give timely notice, such Expiration Date will be extended to the date which is 30 days after the day on which such notice is given.

                    ARTICLE IV. INVESTORS' ADDITIONAL RIGHTS

         SECTION 4.1 EXCHANGE OF CERTIFICATES FOR WARRANTS. Each certificate for Warrants or Warrant Stock may be exchanged, at the option of the Holder thereof, and upon surrender of such certificate to the Company, for another certificate for Warrants, or other certificates for Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Warrant Stock. Any Holder desiring to exchange a certificate(s) for Warrants shall make such request in a writing delivered to the Company, and must surrender the certificate(s) for Warrants to be so exchanged. Thereupon, the Company will execute and deliver to the Holder a new certificate(s) for Warrants as so requested. The certificate(s) for Warrants surrendered for exchange will be canceled by the Company.

         SECTION 4.2 TAXES. The Company shall pay all taxes which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants and Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants, unless such tax is imposed by law upon the Holder (including, without limitation, federal, state or local income taxes), in which case such taxes shall be paid by the Holder. The obligations of the parties under this Section shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Company, any termination of this Agreement, and any cancellation or termination of the Warrants.

         SECTION 4.3 REPLACEMENT OF INSTRUMENTS. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate or instrument evidencing any Warrants or Warrant Stock, and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Common Stock is not at the time publicly traded and the owner of the same is an Investor or an institutional lender or investor, its own agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender or cancellation thereof, the Company, at its expense, shall execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of Warrants or Warrant Stock.

                               ARTICLE V. WARRANTS

         SECTION 5.1 ISSUANCE OF WARRANTS. On the Closing Date, the Company shall issue the Warrants to the Investor. The Warrants shall be exercisable in whole or in part at any time or from time to time as set forth in the Warrants for the aggregate number of shares of Common Stock as is set forth in the Warrants. The number of shares for which the Warrants may be exercisable and the Exercise Price are subject to adjustment as provided under Section 5.3.

         SECTION 5.2 REPRESENTATIONS OF THE INVESTOR. The Investor represents and warrants to the Company that the following statements are true, correct and complete as of the date hereof:

                  (a) The Investor (i) is an "Accredited Investor," as that term is defined in Regulation D under the Securities Act; (ii) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for the Investor; (iii) has received such documents and information as it has requested and has had an opportunity to ask questions of representatives of the Company concerning the terms and conditions of the investment proposed herein, and such questions were answered to the satisfaction of the Investor; and (iv) is in a financial position to hold the Warrants and shares of Common Stock issued upon exercise thereof for an indefinite time and is able to bear the economic risk and withstand a complete loss of its investment in the Company.

                  (b) The Investor is acquiring the Warrants and any Common Stock issuable upon exercise thereof for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                  (c) The Investor understands that the Warrant and any Common Stock issuable upon exercise thereof have not been registered under applicable state or federal securities laws. The Investor acknowledges that by virtue of the provisions of certain rules respecting "restricted securities" promulgated by the SEC, the shares of Common Stock issuable upon the exercise of the Warrant will be required to be held indefinitely, unless and until registered under the Securities Act and applicable state securities laws, or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available, in which case the Investor may still be limited as to the number of such shares that may be sold. The Investor acknowledges that the certificates representing the Warrants and any Common Stock issuable upon exercise thereof will bear a conspicuous legend in substantially the form set forth below:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE A VIOLATION OF THE 1933 ACT AND THE STATE ACTS.

Notwithstanding the foregoing, the certificates representing the Warrants and any Common Stock issuable upon exercise thereof need not bear the foregoing legend if (i) such Common Stock has been transferred in accordance with the provisions of Rule 144 under the Securities Act (or any other rule permitting public sale without registration under the Securities Act), (ii) the Company receives an opinion of counsel reasonably satisfactory to the Company to effect that the holder and any subsequent holder (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or (iii) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act.

                  (d) All action on the part of the Investor necessary for the acquisition of the Warrants and the consummation of the transactions contemplated herein has been duly and validly taken, and this Agreement is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

         SECTION 5.3 ADJUSTMENTS. If any of the following events shall occur at any time or from time to time prior to the exercise of a Warrant, the following adjustments shall be made in the Exercise Price and/or the number of shares then purchasable upon the exercise of a Warrant, as appropriate:

                  (a) Stock Splits and Combinations. In case the Company shall at any time or from time to time after the Closing Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Exercise Price in effect immediately prior to such event or the record date therefor, whichever is applicable, shall be proportionately increased or reduced, as applicable, and the aggregate number of shares for which the Warrant shall be exercisable shall be proportionately increased or reduced, as applicable, so that the holder of the Warrant thereafter surrendered for exercise shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Warrant been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is applicable. An adjustment made pursuant to this subparagraph (a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) Dividends and Distributions in Common Stock. In case the Company shall at any time or from time to time after the Closing Date pay a dividend or make a distribution payable in shares of Common Stock on any class of Capital Stock of the Company other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in paragraph (a) above, the Exercise Price shall be reduced to the price determined by multiplying (i) the applicable Exercise Price prior to such dividend or distribution by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issuable in such dividend or distribution. The provisions of this clause shall similarly apply to successive distributions.

                  (c) Distribution of Indebtedness, Securities or Assets. In case the Company shall at any time or from time to time after the Closing Date distribute to any holders of Common Stock (whether by dividend or in a merger, amalgamation, consolidation or otherwise) evidences of indebtedness, shares of Capital Stock of any class or series, other securities, cash or assets (other than securities referred to in subparagraph (b) above or (f) below or a dividend payable exclusively in cash and other than as a result of a Fundamental Change) in respect of such holder's Common Stock, the Exercise Price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Exercise Price by a fraction, the numerator of which is the Volume-Weighted Market Value on such record date less the fair market value (as determined by the Board of Directors of the Company, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of Capital Stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Volume-Weighted Market Value. Such adjustment shall be made successively whenever any such event shall occur.

                  (d) Fundamental Changes. In case of any Fundamental Change, the holder of a Warrant outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if such Warrant had been exercised immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.3 with respect to the rights of the holders of a Warrant after the Fundamental Change to the end that the provisions of this Section 5.3 shall be applicable after that event in a manner as nearly equivalent as practicable as before the Fundamental Change.

                  (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon the exercise of the Warrants and, in lieu thereof, any fractional shares shall be rounded down to the nearest whole share.

                  (f) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock.

                           (i) In the event the Company shall issue Additional
Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.3(f)(ii)), without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then, and in each such event, the Exercise Price will be recalculated in accordance with the following formula: the Exercise Price then in effect shall be multiplied by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance ("Outstanding Common Stock") plus (2) the number of shares of Common Stock that the aggregate consideration (determined in the manner provided in Section 5.3(f)(iii)) received by the Company for such issuance would purchase at the Exercise Price in effect immediately prior to such issuance; and (y) the denominator of which shall be (1) the number of shares of Outstanding Common Stock immediately prior to such issue plus (2) the number of shares of such Additional Shares of Common Stock so issued. For purposes of the foregoing calculation, the term "Outstanding Common Stock" shall include, without limitation, shares of Common Stock issued or issuable upon the exercise, exchange or conversion of outstanding securities, excluding Common Stock issuable upon the exercise, exchange or conversion of options, warrants or similar rights to acquire Common Stock, at a price greater than the then Volume-Weighted Market Value as of the date of adjustment.

                           (ii) In the case of the issuance of options to
purchase or rights to subscribe for Common Stock, securities by their terms or by agreement with the Company convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall be taken into account in making the adjustments set forth in paragraph (i) above:

                                    (A) The shares of Common Stock deliverable
upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5.3(f)(iii)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                    (B) The aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any condition to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments, accrual of dividends or payment of any premiums or preferences conditioned upon the occurrence of specified transactions) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5.3(f)(iii)).

                           (iii) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Company irrespective of any accounting treatment.

                           (iv) Notwithstanding any other provisions of this
Section 5.3(f), no adjustment of the Exercise Price pursuant to this Section 5.3(f) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

                  (g) Increase of Number of Shares Upon Adjustment of Exercise Price. Upon each adjustment of the Exercise Price, the holder of a Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant to such Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         SECTION 5.4 CERTAIN EVENTS.

                  (a) In the event of (i) any setting by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any right to subscribe for, purchase or otherwise acquire any shares of Common Stock or any other securities or Property, or to receive any other right; (ii) any capital reorganization of the Company, or reclassification or recapitalization of the Common Stock of the Company or any transfer of all or substantially all of the assets of the Company to, or consolidation or merger of the Company with or into, any other entity or Person or (iii) any voluntary dissolution or winding up of the Company; then, and in each such event, the Company will mail or cause to be mailed to the Investors or any other Holder of a Warrant at the time (as reflected in the records of the Company), a notice specifying, as the case may be: (A) the date on which any such record is to be set for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution, or right; (B) the date as of which the holders of record shall be entitled to vote on any reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding-up or
(C) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other Capital Stock or securities receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock or securities) for securities or other Property deliverable upon such event. Any such notice shall be given as provided in Section 7.10 of this Agreement, at least fifteen (15) days prior to the date therein specified and the Holder of the Warrant may exercise its Warrant within the fifteen (15) day period from the date of mailing of such notice.

                  (b) If there shall be any adjustment as provided in Section 5.3, or if securities or Property other than shares of Common Stock of the Company shall become purchasable in lieu of shares of such Common Stock upon exercise of the Warrants, the Company shall forthwith cause written notice thereof to be sent as provided in Section 7.10, to the Investor or any other Holder of the Warrant at the address of such Person shown on the books of the Company, which notice shall be accompanied by a certificate of the chief financial officer of the Company setting forth in reasonable detail the basis for the Investors or any other Holder becoming entitled to purchase such shares and the number of shares that may be purchased and the Exercise Price thereof, or the facts requiring any such adjustment and the Exercise Price and number of shares purchasable after such adjustment, or the kind and amount of any such securities or Property so purchasable upon the exercise of the Warrants, as the case may be. At the request of either Investor or any other Holder and upon surrender of the Warrants, the Company shall reissue the Warrants in a form conforming to such adjustments.

                         ARTICLE VI. CLOSING DELIVERIES

         SECTION 6.1 COMPANY CLOSING DELIVERIES. On the Closing Date, the Company shall deliver and/or satisfy, as the case may be, the following items:

                  (a) Resolutions. A copy of resolutions approving this Agreement, the Investor Rights Agreement and authorizing the transactions contemplated hereby, duly adopted by the Board of Directors of the Company, accompanied by a certificate of the secretary or assistant secretary of the Company, dated as of the Closing Date, certifying that such copy is a true and correct copy of resolutions duly adopted at a meeting of, or by unanimous written consent of, the Board of Directors of the Company and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

                  (b) Consents. Copies of all material consents or waivers necessary for the execution, delivery and performance by the Company of this Agreement, in a form reasonably satisfactory to the Investor.

                  (c) Regulatory Approvals. Evidence satisfactory to the Investor that all filings, consents or approvals with or of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement have been made and obtained, if any.

                  (d) Compliance with Laws. As of the Closing Date, the Company shall have complied with all Governmental Requirements necessary to consummate the transactions contemplated by this Agreement.

                  (e) No Prohibitions. No Governmental Requirement shall prohibit the consummation of the transactions contemplated by this Agreement or any of the Investor Rights Agreement and no order, judgment or decree of any Governmental Authority or arbitrator shall, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain or otherwise adversely affect in any material manner the consummation of the transactions contemplated by this Agreement or otherwise have a Material Adverse Effect..

                  (f) The Warrants. The Company shall have executed and delivered to the Investor the Warrants.

                  (g) Securities Purchase Agreement. The Company shall have executed and delivered to the applicable parties the Securities Purchase Agreement and all ancillary documents related thereto.

                  (h) Amended Master Lease Agreement. The Company shall have executed and delivered to GECC the Amended Master Lease Agreement and all documents, certificates or financial or other statements required in connection with the Amended Master Lease Agreement.

                  (i) Investor Rights Agreement. The Company shall have executed and delivered to GECC the Investor Rights Agreement.

                  (j) Opinion of Counsel. Counsel for the Company shall have delivered to GECC an opinion of counsel, dated as of the Closing Date, in form and substance acceptable to GECC which opinion may be part of an opinion of counsel delivered in accordance with the Amended Master Lease Agreement.

                  (k) Closing Certificate. The Company shall execute and deliver to the Investor a closing certificate in form and substance satisfactory to the Investors certifying as to the satisfaction of each of the items set forth in this Section 6.1 that are required to be satisfied on or before the Closing Date.

         SECTION 6.2 CLOSING DELIVERIES OF THE INVESTOR. The obligation of the Company to issue the Warrants to the Investor under this Agreement on the Closing Date is subject to the satisfaction of the following items or execution and delivery to the Company of the following agreements, documents or instruments, as the case may be:

                  (a) Amended Master Lease Agreement. GECC shall have executed and delivered to the Company the Amended Master Lease Agreement and all documents, certificates or financial or other statement in connection with the Amended Master Lease Agreement.

                  (b) Investor Rights Agreement. The Investor shall have executed and delivered to the Company the Investor Rights Agreement.

                           ARTICLE VIII. MISCELLANEOUS

         SECTION 7.1 MODIFICATION OF AGREEMENT; SALE OF INTEREST.

                  (a) This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Investor and the Company. The Company may not sell, assign or transfer this Agreement, or any portion hereof, including, without limitation, any of the Company's rights, titles, interests, remedies, powers, obligations and/or duties hereunder. The Investor may, subject to the provisions of Section 7.1(b) below, sell, assign, transfer or otherwise dispose of, at any time or times hereafter, this Agreement or the Warrants (including all or part of their rights under the Warrants), or any portion hereof or thereof, including without limitation, the Investor's rights, title, interests, remedies, powers, and/or duties hereunder or thereunder, and such transferee or assignee must agree to be bound by the terms and conditions of this Agreement.

                  (c) Anything to the contrary in this Agreement notwithstanding, if the Investor has assigned any of its rights as permitted hereunder, the rights of the Investor, including the right to grant any consent or waiver or to enter into any amendment to this Agreement, may be exercised by the holders of the majority in interest of the Common Stock issuable under the Warrants.

         SECTION 7.2 EXPENSES. The Company will pay the Investor's expenses (including reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with the preparation of this Warrant Agreement and the Warrants and the Closing hereunder.

         SECTION 7.3 WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         SECTION 7.4 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         SECTION 7.5 PARTIES. Subject to the provisions of Section 7.1, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Holders.

         SECTION 7.6 NO FIDUCIARY RELATIONSHIP. The Investor has no fiduciary or other special relationship with the Company, and no term or condition of the Agreement shall be construed so as to deem the relationship between the Company and the Investor to be such. No joint venture or partnership is created by this Agreement among the Company and the Investor.

         SECTION 7.7 ENTIRE AGREEMENT. This Agreement, the Warrants, the Investor Rights Agreement, constitute the entire agreement of the parties with respect to the Warrants.

         SECTION 7.8 EQUITABLE RELIEF. The Company recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Investor; therefore, the Company agrees that the Investor, if the Investor so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 7.9 GOVERNING LAW; JURISDICTION; WAVIER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. EACH OF THE PARTIES HEREBY SUBMITS TO PERSONAL JURISDICTION AND WAIVES ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON THE PARTIES IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO THE PARTIES IN ACCORDANCE WITH
SECTION 7.10 HEREOF. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL

BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER.

         SECTION 7.10 NOTICES. All notices, requests, consents, approvals or demands to or upon the respective parties hereto shall be given or made to each party at the address specified below.

If to the Company:

         SAVVIS Communications Corporation
         12851 World Gate Drive
         Herndon, Virginia 20170
         Attn:  Ms. Nancy Bridgman Lysinger
         Telecopy:  (703) 234-8315
         Attn:  Lane Blumenfeld
         Telecopy: (703) 234-8374

                  With a copy to:

                  Hogan & Hartson L.L.P.
                  885 Third Avenue, 26th Floor
                  New York, New York  10022
                  Attn:  Christine M. Pallares
                  Telecopy:  (212) 918-6100

If to the Investor:

         General Electric Capital Corporation
         10 Riverview Drive
         Danbury, Connecticut  06810
         Attn:  Robert Wotten
         Telecopy:  (203) 749-4530

                  With a copy to:

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York  10166
                  Attn:  John W. Kaufmann
                  Telecopy:  (212) 294-4700

Unless otherwise specified herein, all such notices, requests, consents, approvals and demands given or made in connection with the terms and provisions of this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or, if mailed, upon the earlier of actual receipt by the addressee or three (3) days after sent by registered or certified mail, postage prepaid, or, in the case of overnight courier service (which may be utilized hereunder), when delivered by the overnight courier company to the respective address specified above, or, in the case of telecopy or facsimile transmission (which may be utilized hereunder), within the first business hour (9:00 a.m. to 5:00 p.m., local time for the recipient, on any Business Day) after receipt by the respective addressee. Any party may change the address or transmission number to which notices shall be directed hereunder by giving ten (10) days written notice of such change to the other parties.

         SECTION 7.11 SECTION TITLES. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         SECTION 7.12 CONFIDENTIAL TREATMENT. Each party acknowledges that it has had, and may in the future have, access to confidential information about the other party and its business operations, including, without limitation, the other party's books, agreements, records, tax returns, correspondence, officers, directors, employees, consultants, contractors, clients, customers, vendors, lessors, licensors, suppliers, Intellectual Property, marketing strategies, business plans and other financial and operating information relating to its businesses and assets. Each party agrees that it will (i) keep confidential all such information, (ii) not use such confidential information on its own behalf, except in connection with the transactions contemplated hereby or as contemplated by the Amended Master Lease Agreement, or on behalf of any other Person, and (iii) not disclose such confidential information to any third party (other than to the receiving party's counsel, accountants and other consultants in connection with the transactions contemplated hereby) or circulate, disclose or refer to such confidential information publicly without the disclosing party's advance written authorization; provided, however, that the receiving party shall have no such obligations with respect to confidential information to the extent that such information (A) was lawfully obtained by it not subject to restrictions of confidentiality, (B) is a matter of public knowledge, (C) has been or is hereafter publicly disclosed other than by or through the receiving party or (D) is required to be disclosed by the order of any court or administrative agency or in accordance with applicable law.

         Without limiting the generality of the foregoing, each of the parties hereto agrees that it will not, and the Company will not permit any Subsidiary to, without the prior written consent of the Company or the Investor, as applicable, issue or publish a press release, tombstone or other similar announcement or publication relating to this Agreement or any other related agreement or the transactions contemplated hereby, unless they or it are required to do so by the order of any court or administrative agency or in accordance with applicable law; provided, however, that the disclosing party will deliver to the Company or the Investor, as applicable, written notice of any intention or obligation of any disclosing party to deliver or provide a copy of this Agreement or any other related agreement or any term or provision hereof or thereof to any Governmental Authority at least ten business days prior to, or such lesser time as is practicable given the date upon which such Governmental Authority first requires delivery, the initial date upon which any such delivery or provision occurs and the disclosing party shall use all reasonable efforts to redact or delete from such copy or such term or provision such terms or provisions or language relating to confidential information as may be requested by the Company or the Investor, as applicable, to be so redacted or deleted before the same is so delivered or provided.

         SECTION 7.13 COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

         SECTION 7.14 FURTHER ASSURANCES. Each party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed and delivered on their behalf, as of the day and year first written above.

                                     THE INVESTOR:

                                     GENERAL ELECTRIC CAPITAL CORPORATION



                                     By: /s/ Robert W. Wotten
                                         Name: Robert W. Wotten
                                         Title: Vice President





                                     THE COMPANY:

                                     SAVVIS COMMUNICATIONS CORPORATION



                                     By: /s/ David J. Frear
                                         Name: David J. Frear
                                         Title: Executive Vice President and CFO










                   [SIGNATURE PAGE TO THE WARRANT AGREEMENT.]

                                 SCHEDULE 2.5(B)
                                 ---------------

         RIGHTS TO ACQUIRE CAPITAL STOCK OF THE COMPANY OR SUBSIDIARIES

1. $20,000,000 aggregate principal amount of the Company's 10% Convertible Senior Secured Notes due 2006 (the "2006 Notes") and 2006 Notes issued as payment-in-kind interest thereunder.

2. $37,500,000 aggregate principal amount of the Company's 12% Convertible Senior Secured Notes due 2005 (the "2005 Notes") and 2005 Notes issued as payment-in-kind interest thereunder.

3. The Company has committed to issue the Nortel Warrants exercisable into shares of Common Stock representing 2% of the outstanding Common Stock of the Company on a fully-diluted basis as of the Closing Date pursuant to the Nortel Warrant Agreement.

4. The Company intends to grant options to employees to purchase not in excess of 35 million shares of Common Stock on or about the date of this Agreement.

                                    EXHIBIT A
                                    ---------

                                 FORM OF WARRANT

                                                                  EXECUTION COPY

                                    EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE A VIOLATION OF THE 1933 ACT AND THE STATE ACTS.



[ ] SHARES OF COMMON STOCK                                       WARRANT NO. [ ]



                                     WARRANT

                           TO PURCHASE COMMON STOCK OF
                        SAVVIS COMMUNICATIONS CORPORATION



         1. GRANT OF WARRANT. THIS IS TO CERTIFY THAT General Electric Capital Corporation, a Delaware corporation ("GECC"), or its registered assigns (together with GECC, the "Holder"), is entitled to exercise this Warrant to purchase from SAVVIS Communications Corporation, a Delaware corporation (the "Company"), up to an aggregate of [________________] shares of common stock, par value $.01 per share, of the Company ("Common Stock"), subject to adjustment determined in accordance with ARTICLE V of the Agreement (as defined below), all on the terms and conditions and pursuant to the provisions hereinafter set forth. This Warrant is being granted pursuant to the terms of that certain Warrant Agreement dated March 7,2002 (the "Agreement"), by and between the Company and the Holder, and the Company and the Holder intend to be legally bound hereby and thereby. Any capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement. The Company acknowledges that GECC's agreement to enter into the GECC Amended Master Lease Agreement with the Company is fair and full consideration for the rights granted to the Holder hereunder, since the Company acknowledges that, due to restrictions on the exercisability of this Warrant and other restrictions on the rights of the Holder contained herein and in the Agreement, the value of this Warrant is contingent, speculative and uncertain.

         2. EXERCISE PRICE. The purchase price payable for each of the shares of Common Stock sold upon exercise of this Warrant shall be $0.75 per share (the "Exercise Price"). Such Exercise Price and the number of shares of Common Stock into which this Warrant is exercisable are subject to adjustment from time to time as provided in ARTICLE V of the Agreement.

         3. EXERCISE. This Warrant may be exercised in whole or in part at any time or from time to time after the Closing Date of the Agreement and on or before the fifth anniversary of the Closing Date of the Agreement (the "Expiration Date"), unless otherwise extended pursuant to the terms of the Agreement.

         In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company at its principal office at 12851 World Gate Drive, Herndon, Virginia 20170, or at such other office as shall be designated by the Company pursuant to the Agreement:

                  (a) written notice of the Holder's election to exercise this Warrant, which notice shall be substantially in the form of the attached "Subscription Form" and shall specify the number of shares of Common Stock to be purchased pursuant to such exercise;

                  (b) either (i) a wire transfer of immediately available funds to the Company or (ii) notice that the Exercise Price is satisfied by reduction of the number of shares to be received by the Holder upon exercise of this Warrant as provided in Section 4 below, with the amount of such reduction specified in such notice; in each case such wire transfer or reduction in the number of shares shall be in an amount equal to the aggregate purchase price for all shares of Common Stock to be purchased pursuant to such exercise; and

                  (c) this Warrant, properly endorsed.

Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within ten (10) days thereafter, execute (or cause to be executed) and deliver to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be registered in the name of the Holder, or such other name as shall be designated in said notice.

         This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of that said notice, together with said payment and this Warrant, is received by the Company as aforesaid (the "Exercise Date"). Except as otherwise provided in the Agreement, the Holder of this Warrant shall not, by virtue of its ownership of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that the Holder shall, for all purposes, be deemed to have become the Holder of record of such shares on the Exercise Date. If the exercise is for less than all of the shares of Common Stock issuable as provided in this Warrant, the Company shall issue a new Warrant of like tenor and date for the balance of such shares issuable hereunder to the Holder. The Holder of this Warrant, by its acceptance hereof, consents to and agrees to be bound by and to comply with all of the provisions of this Warrant.

         4. "CASHLESS" EXERCISE. At the option of the Holder, the Holder may exercise this Warrant without a cash payment of the Exercise Price, by designating that the number of the shares of Common Stock issuable to the Holder upon such exercise shall be reduced by the number of shares having a Volume-Weighted Market Value (as defined in the Agreement) as of the Exercise Date equal to the amount of the total Exercise Price for such exercise. In such instance, no cash or other consideration will be paid by the Holder in connection with such exercise other than the surrender of the Warrant itself, and no commission or other remuneration will be paid or given by the Holder or the Company in connection with such exercise. If such exercise results in only a partial exercise of this Warrant, then the Company shall deliver to the Holder a new Warrant evidencing the remaining rights under the Warrant, as provided in
Section 3 above.

         5. TAXES. The issuance of any Common Stock or other certificate upon the exercise of this Warrant shall be made without charge to the registered Holder hereof, or for any tax in respect of the issuance of such certificate, unless such tax is imposed by law upon the Holder (including, without limitation, federal, state or local income taxes), in which case such taxes shall be paid by the Holder. The obligations of the parties under this Section shall survive any redemption, repurchase or acquisition of this Warrant or the Common Stock issued upon exercise of this Warrant by the Company, and any cancellation or termination of this Warrant.

         6. TRANSFER. Except as otherwise provided under the Agreement, this Warrant and all options and rights hereunder are transferable, as to all or any part of the number of shares of Common Stock purchasable upon its exercise, by the Holder hereof in person or by its duly authorized attorney on the books of the Company upon surrender of this Warrant at the principal offices of the Company, together with the form of transfer authorization attached hereto duly executed. The Company shall deem and treat the registered Holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary. If this Warrant is transferred in part, the Company shall at the time of surrender of this Warrant, issue to the transferee a Warrant covering the number of shares of Common Stock transferred and to the transferor a Warrant covering the number of shares not transferred.

         7. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon the exercise of this Warrant and, in lieu thereof, any fractional shares shall be rounded down to the nearest whole share.

         8. REGISTRATION RIGHTS. The Common Stock into which this Warrant is exercisable is subject to registration rights as provided in the Investor Rights Agreement (as defined in the Agreement).

         9. RESERVATION OF SHARES. The Company shall, at all times from and after the Consent Effectiveness Date (as defined in the Agreement) prior to the Expiration Date, reserve and keep available such number of authorized shares of its Common Stock, solely for the purpose of effecting the exercise of this Warrant, as may from time to time be issuable upon the exercise of this Warrant.

         10. APPLICABLE LAW. THIS WARRANT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. EACH OF THE PARTIES HEREBY SUBMITS TO PERSONAL JURISDICTION AND WAIVES ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON THE PARTIES IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO THE PARTIES IN ACCORDANCE WITH SECTION 7.10 OF THE AGREEMENT. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER.

         11. SUCCESSORS AND ASSIGNS. This Warrant and the rights evidenced hereby shall inure to the benefit of, and be binding upon, the successors and assigns of the Holder hereof and shall be enforceable by any such Holder. In the event this Warrant is sold, transferred or assigned, the transferor will give written notice to the Company within fifteen (15) days following such sale, transfer or assignment and in such notice designate the name and address of the transferee.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued on its behalf.

         DATED as of March __, 2002.


                                               SAVVIS COMMUNICATIONS CORPORATION

                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:






















                        [SIGNATURE PAGE TO THE WARRANT.]

                              A. SUBSCRIPTION FORM


                 (To be executed only upon exercise of Warrant)


         The undersigned registered owner of this Warrant irrevocably exercises this Warrant for and purchases ________ shares of Common Stock of SAVVIS Communications Corporation purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to ____________________________ whose address is ________________________________, and if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable thereunder to be delivered to the undersigned.

         DATED:  __________________, _______


                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            Address:
                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------

                               B. ASSIGNMENT FORM

         FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:


                                                             No. of Shares
         Name & Address of Assignee                          Common Stock
         --------------------------                          ------------







and does hereby irrevocably constitute and appoint as Attorney _________________ to register such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.


         DATED:  _________________, _____.


                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.




                           ACKNOWLEDGMENT BY ASSIGNEE

         The undersigned Assignee hereby acknowledges receipt of the Warrant Agreement, and agrees to be bound by its terms.




                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title: